Exhibit 8.1

August 28, 2015

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Reunion Bank of Florida

1892 East Burleigh Boulevard

Tavares, Florida 32778

Re:	Agreement and Plan of Merger dated as of July 7, 2015 (the “Agreement”) between National Bank of Commerce (“NBC”), National Commerce Corporation (“NCC”; together with NBC, the “NCC Entities”) and Reunion Bank of Florida (“RBF”), which provides for the merger of RBF with and into NBC (the “Merger”)

Ladies and Gentlemen:

This letter is in response to your request pursuant to Section 9.1(e) of the Agreement that we provide you with our opinion with respect to certain of the federal income tax consequences of the consummation of the transactions set forth in the Agreement. Specifically, you have requested us to opine that the Merger will constitute a “tax-free” reorganization within the meaning of section 368 of the Code.1 In rendering this opinion, we have relied upon the facts presented to us in (i) the Agreement and (ii) the Proxy Statement-Prospectus of RBF and NCC filed with the Securities and Exchange Commission as part of NCC’s Registration Statement on Form S-4, including the exhibits thereto (the “Proxy Statement-Prospectus”). Additionally, we have relied upon the representations of management of NCC and representations of management of RBF set forth in certificates of officers of those entities (collectively, the “Certificates”) (the Agreement, Proxy Statement-Prospectus, Certificates and any other documents and records as the undersigned has deemed necessary in order to enable the undersigned to render the opinions expressed below, are collectively referred to herein as the “Documents”).

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

[1]	Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations promulgated thereunder (the “Regulations”).

1901 Sixth Ave. North   /   2400 Regions Harbert Plaza   /   Birmingham, AL 35203   /   205.254.1000   /   maynardcooper.com

National Commerce Corporation

Reunion Bank of Florida

August 28, 2015

In addition, for purposes of rendering the opinions expressed below, we have assumed, with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, (v) the Merger and the transactions contemplated in the Agreement will be effected in accordance with the terms thereof, (vi) the Merger will qualify as a statutory merger under the applicable corporate and state and federal banking laws; and (vii) the Merger will be reported by RBF and the NCC Entities on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Finally, we have assumed that the representations contained in the Certificates are accurate and complete and will be accurate and complete as of the Effective Time of the Merger and that all such representations made to the knowledge of any person or entity or with similar qualifications are and will be true and correct as if made without such qualifications. Capitalized terms used and not defined herein have the meaning given to them in the Agreement.

PROPOSED TRANSACTION

Based solely upon our review of the Documents, we understand that the proposed transaction will occur as follows:

RBF is a Florida banking corporation based in Tavares, Florida and is engaged in the business of providing banking and other financial institution services to its customers.

NCC is a Delaware corporation based in Birmingham, Alabama and is the parent company of one banking subsidiary engaged in the business of providing banking and other financial institution services to its customers. NBC is a national banking association based in Birmingham, Alabama, and is a wholly-owned subsidiary of NCC.

The purpose of the Merger is to enable NBC to acquire the assets and business of RBF through the merger of RBF with and into NBC. After the Merger, the operations and business of RBF will be continued by NBC. The NCC Entities and RBF have represented in the Proxy Statement-Prospectus and the Certificates that each has a significant business purpose for the Merger. Under the Agreement, RBF will merge with and into NBC. Immediately upon the Effective Time, RBF’s corporate existence will cease, and NBC will be the surviving association. As the surviving association, NBC will succeed to all of the assets and liabilities of RBF.

By virtue of the Merger, each share of RBF Common Stock (excluding shares held by RBF, NCC or NBC other than in a fiduciary or agency capacity on behalf of a third party or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.3 of the Agreement) issued and outstanding at the Effective Time, will be converted, at the election of the holder thereof, into the

National Commerce Corporation

Reunion Bank of Florida

August 28, 2015

right to receive, subject to the adjustment set forth in Section 3.1 of the Agreement, either (a) NCC Common Stock or (b) cash. More specifically, each holder of issued and outstanding shares of RBF Common Stock shall, as of the Effective Time (other than shares cancelled pursuant to Section 3.1(c) of the Agreement, Cash Election Shares and shares held by holders that perfect their dissenters’ rights of appraisal as provided in Section 3.3 of the Agreement), receive for each of such holder’s issued and outstanding shares of RBF Common Stock, 0.7273 of a fully paid and nonassessable share of NCC Common Stock. In the alternative, each holder of issued and outstanding shares of RBF Common Stock that shall make an election to receive cash in lieu of exchanging their shares of RBF Common Stock for NCC Common Stock pursuant to the procedure set forth in Section 3.1 of the Agreement, shall receive $16.00, without interest thereon, for each share of RBF Common Stock that is so converted (subject to adjustment of the form of consideration, if any, pursuant to Section 3.1 of the Agreement). Within five business days following the Effective Time, the aggregate cash amount and/or NCC Common Stock that would otherwise be paid upon the conversion in the Merger may be adjusted based upon a pro rata selection process, such that the aggregate cash amount that would be paid upon the conversion in the Merger is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount. The exact amount of NCC Common Stock and the cash and/or consideration received by each holder of RBF Common Stock pursuant to the Agreement, therefore, may vary based upon the adjustment (if any) set forth in Section 3.1 of the Agreement. NCC will not issue fractional shares, and holders of RBF Common Stock will receive cash for their fractional shares.

LAW

A.	Statutory Requirements of “A” Reorganization

Section 368(a)(1) defines “reorganization” to include several different types of transactions. An “A” reorganization is defined as a “statutory merger or consolidation.”2 The Regulations generally provide that a statutory merger or consolidation is a transaction effected pursuant to a statute in which, as a result of the operation of such statute, all of the assets and liabilities of the transferor combining unit (i.e., the target corporation) become the assets and liabilities of one or more members of the transferee combining unit (i.e., the acquiring corporation and its subsidiaries), and the target ceases its separate legal existence.3 The acquisition by a corporation, in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation does not disqualify a transaction from being an “A” reorganization if (i) no stock of the acquiring corporation is used in the transaction, and (ii) such transaction would have otherwise qualified as an “A” reorganization had the merger been into the controlling corporation.4

[2]	Code § 368(a)(1)(A).
[3]	Treas. Reg. § 1.368-2(b)(1)(ii).
[4]	Code § 368(a)(2)(D).

National Commerce Corporation

Reunion Bank of Florida

August 28, 2015

B.	Applicable Judicial Doctrines

In addition to the statutory requirements discussed above, several judicial doctrines must be satisfied to qualify for income non-recognition treatment under Section 368(a): (i) continuity of interest (“COI”), (ii) business purpose, and (iii) continuity of business enterprise (“COBE”). COI requires a substantial part of the value of the proprietary interest in the target corporation to be preserved in the reorganization.5 Generally, continuity of interest does not exist to the extent that the acquiring corporation acquires target stock for consideration other than stock of the acquiring corporation, or if, in connection with the plan of reorganization, the acquiring company’s stock is redeemed (or purchased by a related party). In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target corporation (or a related party) redeems or acquires target stock with consideration other than stock of the target or makes an extraordinary distribution with respect to the target stock. Further, in general, COI exists if the target’s shareholders receive consideration for their target stock that is at least 40% equity by value.6 The business purpose doctrine requires the reorganization to be in furtherance of a bona fide business purpose other than the avoidance of tax.7 COBE exists if the acquiring corporation either (i) continues the target’s historic business or (ii) uses a significant portion of the target’s historic business assets in a business.8 The fact that the acquiring corporation is in the same line of business as the target corporation tends to establish COBE, but is not alone sufficient.9

C.	Tax Consequences of Reorganization

Reorganizations are subject to special tax treatment under the Code. The target corporation that transfers its assets to an acquiring corporation recognizes neither gain nor loss if, pursuant to a plan of reorganization, the target corporation receives stock or securities of another corporation that is also a party to the reorganization.10 The acquiring corporation’s basis in the assets transferred from the target will be equal to the target’s basis in such assets, increased by the amount of gain recognized by the target on such transfer, if any.11 The target’s tax attributes

[5]	Treas. Reg. § 1.368-1(e).
[6]	See Treas. Reg. § 1.368-1(e)(2)(v), Ex. 1.
[7]	See, e.g., Treas. Reg. § 1.368-2(g) (tax-free reorganization “must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization”). See also Gregory v. Helvering, 293 U.S. 465 (1935).
[8]	Treas. Reg. § 1.368-1(d)(1). The target’s historic business is the business it has conducted most recently, and the historic business assets are the assets used in target’s historic business. Treas. Reg. § 1.368-1(d)(2).
[9]	Treas. Reg. § 1.368-1(d)(2)(i).
[10]	See Code §§ 357, 361. A “party to a reorganization” includes (i) a corporation resulting from a reorganization, and (ii) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. Code § 368(b).
[11]	Code § 362(b).

National Commerce Corporation

Reunion Bank of Florida

August 28, 2015

generally carry over to the acquiring corporation.12 Shareholders of the target corporation who, pursuant to a plan of reorganization, exchange their stock or securities for stock or securities of another corporation that is a party to the reorganization recognize no loss and generally recognize gain only to the extent that other property is received.13 Each of target’s former shareholder’s basis in the stock received from the acquiring corporation will be equal to the basis in the target stock surrendered by such shareholder, decreased by the amount of cash or other property received, and increased by the amount of gain recognized.14

OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code to which RBF, NBC and NCC will each be a “party to the reorganization” under Section 368(b) of the Code. Accordingly, it is our opinion that:

a.	No gain or loss will be recognized for federal income tax purposes by a RBF shareholder upon the exchange of shares of RBF Common Stock solely for shares of NCC Common Stock, other than gain, if any, recognized with respect to the cash received in lieu of the issuance of a fractional share of NCC Common Stock, which will be taxed in the manner described in paragraph c. below.

b.	An RBF shareholder receiving only cash in exchange for his or her RBF Common Stock in the Merger, whether as a result of the receipt of cash under the terms of the Agreement, a decision by such shareholder to exercise his or her statutory right to dissent in connection with the Merger, or otherwise, generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her RBF Common Stock surrendered in the Merger. Any gain recognized by such an RBF shareholder generally will be long-term capital gain if the RBF shareholder’s holding period with respect to the RBF Common Stock surrendered in the Merger is more than one year.[15]

c.	Cash, if any, received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed as part of the Merger and then redeemed by NCC. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed.[16]

[12]	Code § 381(a).
[13]	See Code §§ 354, 356.
[14]	Code § 358(a).
[15]	Code §§ 1001, 1221-1223.
[16]	Code § 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

National Commerce Corporation

Reunion Bank of Florida

August 28, 2015

d.	The basis of the NCC Common Stock, not including any basis allocable to any fractional share of NCC Common Stock that is treated as issued in the Merger and immediately redeemed, that is received by an RBF shareholder in the Merger will equal the shareholder’s basis in the RBF Common Stock surrendered therefor.[17]

e.	The holding period of the NCC Common Stock received by an RBF shareholder will include the period during which such shareholder held the RBF Common Stock surrendered therefor, provided the RBF Common Stock was a capital asset in the hands of such shareholder at the time of the Merger.[18]

f.	No gain or loss will be recognized by NCC, NBC or RBF as a consequence of the Merger.[19]

g.	In the event that an RBF shareholder receives a combination of cash (not including cash received in lieu of the issuance of a fractional share of NCC Common Stock) and NCC Common Stock in exchange for RBF Common Stock, such shareholder will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for RBF Common Stock in the merger (excluding cash received in lieu of a fractional share) plus the fair market value of NCC Common Stock (including the fair market value of any fractional share) received in the merger, over (b) the shareholder’s adjusted tax basis in the shares of RBF Common Stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the merger.[20] Any taxable gain to an RBF shareholder on the exchange of RBF Common Stock generally will be treated as capital gain (either long-term or short-term capital gain depending on whether the shareholder has held such RBF Common Stock for more than one (1) year in the case of long-term capital gain or one (1) year or less in the case of short-term capital gain).

In the event that an RBF shareholder has shares of RBF Common Stock acquired at different times or with differing tax bases, the above determinations will need to be made separately with respect to each such share (or block of shares) exchanged by such shareholder in the Merger.

Our opinions are based upon the existing provisions of the Code, the Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, all as in effect as of the date hereof. Any change in applicable law which could be retroactive in application, could modify the legal conclusions upon which our opinions are based.

[17]	Code § 358(a)(1).
[18]	Code § 1223(1).
[19]	Code § 361(a).
[20]	Code § 356(a)(1).

National Commerce Corporation

Reunion Bank of Florida

August 28, 2015

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain RBF shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold RBF common stock as “capital assets” within the meaning of section 1221 of the Code, and shareholders who acquired their shares of RBF stock pursuant to the exercise of RBF options or otherwise as compensation.

This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

We hereby consent to the filing of the opinion as an exhibit to NCC’s Registration Statement on Form S-4 as filed with the SEC. We also consent to the references to our firm in the Proxy-Statement Prospectus contained in the Form S-4 under the caption “Material United States Income Tax Consequences of the Merger” and “Legal Matters.”

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.